OncBioMune Acquires Vitel Laboratorios, Gains Two Revenue Generating Drugs, Robust Pipeline and Extensive Distribution Network

BATON ROUGE, LA—( March 13, 2017) - OncBioMune Pharmaceuticals, Inc. (OTCQB: OBMP) (“OncBioMune” or the “Company”), a clinical stage biopharmaceutical company engaged in the development of novel cancer products and a proprietary vaccine technology, is pleased to announce the completion of its previously announced plans to acquire Vitel Laboratorios, S.A. de C.V. (“Vitel”) on March 10, 2017.

The acquisition of Vitel is expected to transform OncBioMune into a revenue-generating international pharmaceutical company with a more diverse product line with a particularly deep reach throughout Mexico, Central and Latin America, and relationships across Europe and Asia. The acquisition of Vitel includes two drugs it licenses and sells in Mexico, Bekunis® for constipation and Cirkused® for stress. Approved for sale in the fourth quarter of 2016, the two over-the-counter products have generate significant sales that have exceeded Vitel’s early projections. Vitel has a total of seven other products that are either already in the registration stage or planned for launch later in 2017.

The acquisition of Vitel includes its 50% ownership interest in Oncbiomune México, S.A. De C.V., a Mexican company (“Oncbiomune Mexico”), an entity we jointly launched with Vitel in August 2016. Oncbiomune Mexico was launched for the purposes of developing and commercializing our PROSCAVAX vaccine technology and cancer technologies in México, Central and Latin America (“MALA”) for the treatment of prostate, ovarian and various other types of cancer and includes a portfolio of owned products and licenses with OncBioMune.

Vitel founder Manuel Cosme Odabachian, an expert in drug licensing, development and marketing, will join OncBioMune as General Manager of Global Operations and take over Mr. Kucharchuk’ s role as a member of our Board of Directors. In addition to overseeing Vitel’s Mexican operations, including the upcoming Phase 2/3 trial of ProscaVax for prostate cancer already in motion through our Oncbiomune Mexico joint venture with Vitel, Mr. Odabachian will spearhead ongoing and future international negotiations to further broaden our expanding portfolio, with a focus on drugs in advanced stages of development or already on the market.

“The acquisition of Vitel is expected to add a great deal of value to OncBioMune and represents a major milestone that immediately leapfrogs us years ahead in development, while providing cash flow to help fund development of our pipeline and commercialization of even more products,” said Jonathan Head, Ph. D., Chief Executive Officer at OncBioMune. “Bringing Vitel under our umbrella gives us a formidable network and international presence that opens the door to a litany of possibilities towards meeting our goals. Our mid-term plan is continuing to build shareholder value through the clinical development of ProscaVax in the U.S. and Mexico, maintaining an aggressive position on growing our revenue streams through licensing/acquisition of additional drugs for the international markets and positioning us to seek qualification for an listing on a national stock exchange.”

“Additionally, I am excited to work with Manuel as a new member of our leadership team,” added Dr. Head. “His years of experience, industry connections and history of tremendous successes will be invaluable in our efforts to regularly attain new milestones.”

Vitel has license agreements covering the Mexican market with Roha Arnzemittel, GmbH (“Roha”) for Bekunis® (for constipation) and Cirkused® (for stress), as well as licensing rights to the remainder of Roha’s pipeline at Vitel’s discretion.

Vitel also has Mexican territorial rights through licensing agreements with; Kamada for KamRab® (for rabies), KamRho® (an Rh immunization) and Glassia® (for Anti-D deficiency); Aqvida for Imatinib (for cancer), and other oncology products; QPharma for Androferti (a male fertility drug) and is currently developing two innovative orphan drugs through their own research and development

For Mexico, Central and Latin America, Vitel has relationships that are expected to forge development and commercialization of several products, including, Gem Pharmaceuticals for GPX-150 (for sarcoma); EOC Pharma for Telatinib (for first line oral gastric cancer treatment); and Rational Vaccines for the first and only herpes Vaccine technology for the treatment of HSV-2 and HSV-1.

In addition to its product pipeline and relationships, Vitel’s network channel partners cover a wide range of drug development and marketing. A sampling of relationships includes, CID Information Systems (marketing intelligence), Grupo Nichos (pharmaceutical salesforce, demand generation), CeroGrados (pharmaceutical warehousing, and old chain), CRO’s authorized by the COFEPRIS and Regulatory Affairs parties that are authorized by the COFEPRIS for dossier build up and pre-inspection.

The acquisition of Vitel is structured as an all-stock transaction. The current shareholders in Vitel will exchange their shares for our newly-issued restricted common stock and voting preferred stock. Additional details of the acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission and on the OncBioMune website.

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About OncBioMune Pharmaceuticals, Inc.

OncBioMune Pharmaceuticals is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a proprietary Vaccine Technology that is designed to stimulate the immune system to attack its own cancer while not hurting the patient. Our lead product, ProscaVax™ is scheduled to commence a Phase 2 clinical study in 2016. OncBioMune also has a portfolio of targeted therapies, some of which are biosimilars to blockbuster drugs. OncBioMune is headquartered in Baton Rouge, Louisiana.

Forward-Looking Statements

This news release contains statements that involve expectations, plans or intentions (such as those relating to our expectations regarding expected sales and product launches, the effect of the acquisition on shareholder value, cash flows, gross margins, and clinical development, testing and regulatory approval of ProscaVax in the U.S. and Mexico). Such risks and uncertainties include, among other things, the uncertainty regarding the market acceptance of newly released products and our ability to source new products, and our need for, and the availability of, substantial capital to fund our operations and research and development) and other factors discussed from time to time in the our Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within our control. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact:

OncBioMune Pharmaceuticals, Inc.

Andrew Kucharchuk

President and Chief Financial Officer

akucharchuk@oncbiomune.com